Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 330-4899	(818) 264-4907

PennyMac Financial Services, Inc. Reports

First Quarter 2020 Results

Westlake Village, CA, May 7th, 2020 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $306.2 million for the first quarter of 2020, or $3.73 per share on a diluted basis, on revenue of $721.8 million. Book value per share increased to $29.85 from $26.26 at December 31, 2019.

PFSI’s Board of Directors declared a first quarter cash dividend of $0.12 per share, payable on May 28, 2020, to common stockholders of record as of May 18, 2020.

First Quarter 2020 Highlights

•	Pretax income was $414.7 million, up 104 percent from the prior quarter and 588 percent from the first quarter of 2019
o	Record earnings driven by continued strong production results combined with substantial gains on our interest rate hedge instruments which more than offset substantial fair value losses on mortgage servicing rights (MSRs)
o	In March, repurchased approximately 238,000 shares of PFSI’s common stock for an approximate cost of $4.1 million and a weighted average price of $17.31 per share
•	Record Production segment pretax income of $240.1 million, up 18 percent from the prior quarter and 411 percent from the first quarter of 2019, driven by record volumes in the direct lending channels and elevated margins across all channels
o	Direct lending interest rate lock commitments (IRLCs) were a record $9.9 billion in unpaid principal balance (UPB), up 38 percent from the prior quarter and 229 percent from the first quarter of 2019 –$7.2 billion in UPB of IRLCs in the consumer direct channel; $2.8 billion in UPB of IRLCs in the broker direct channel

o	Government correspondent IRLCs totaled $14.9 billion in UPB, down 8 percent from the prior quarter and up 101 percent from the first quarter of 2019
o	Total loan acquisitions and originations were $35.4 billion in UPB, down 17 percent from the prior quarter and up 113 percent from the first quarter of 2019
o	Correspondent acquisitions of conventional loans fulfilled for PennyMac Mortgage Investment Trust (NYSE: PMT) were $16.2 billion in UPB, down 21 percent from the prior quarter and up 99 percent from the first quarter of 2019
•	Record Servicing segment pretax income of $170.8 million, versus a pretax loss of $5.1 million in the prior quarter and pretax income of $11.2 million in the first quarter of 2019

o	Valuation-related items included $920.3 million in MSR fair value losses offset by $1.1 billion in hedging and other gains; net impact on pretax income was $130.8 million and on earnings per share was $1.17
o	Pretax income excluding valuation-related items was $42.3 million, up 8 percent from the prior quarter and 20 percent from the first quarter of 2019
o	Servicing portfolio grew to $384.2 billion in UPB, up 4 percent from December 31, 2019 and 18 percent from March 31, 2019
•	Investment Management segment pretax income was $3.8 million, down from $5.2 million in the prior quarter and up from $2.1 million in the first quarter of 2019

o	Revenue of $9.9 million, down 16 percent from the prior quarter and up 12 percent from the first quarter of 2019
o	Net assets under management (AUM) were $1.8 billion, down 26 percent from December 31, 2019, driven by a reduction in PMT’s shareholders’ equity

Notable activity after quarter-end:

•	In April, after more than a year in development, PennyMac Financial announced an enhancement to PNMAC GMSR ISSUER TRUST, to provide private market financing for Ginnie Mae servicing advances

o	PFSI currently has $600 million of committed capacity available to finance Ginnie Mae MSRs and servicing advances

“I am very proud of our record quarterly financial performance and success given the significant dislocations resulting from the spread of COVID-19 during this period,” said President and CEO David Spector. “Interest rates have fallen to new historic lows providing a favorable environment for mortgage origination. With certain competitors forced to reduce or limit their participation, PennyMac Financial is capturing elevated production volumes and margins across all three production channels, and I would like to thank every one of our nearly 4,500 dedicated employees, who enthusiastically adapted to working from home. Over the last twelve years, our highly-experienced management team has maintained its disciplined approach to interest rate, credit, and operational risks, which has proven essential in the current market environment. As a result, PennyMac Financial reported record earnings and 14 percent book value growth in the first quarter, driven by record production segment profitability and outstanding performance from our interest rate hedging strategies, which more than offset significant fair value losses on mortgage servicing rights.”

Mr. Spector continued, “Additionally, we recognize that the environment is causing increased hardship to customers. We are well positioned as one of the largest and best capitalized independent mortgage producers and servicers in the country to offer and fulfill the forbearance programs announced and required by policymakers. PennyMac Financial was quick to incorporate these requirements into its technology platform and offer borrowers the ability to request forbearance immediately using the self-service capabilities made available. Our expertise in loss mitigation strategies will help assist our customers to stay in their homes with opportunities for them to refinance or seek modifications to improve their financial well-being. Since the company’s founding in 2008, we have successfully navigated periods of market volatility and operational disruptions driven by external influences and we are confident in our ability to address the current challenges and opportunities presented by the impact of COVID-19. While prospects for the U.S. economy are uncertain and present some headwinds for PFSI’s businesses, given the present market environment, we expect PFSI’s overall financial performance to remain elevated throughout 2020.”

The following table presents the contributions of PennyMac Financial’s segments to pretax income:

	Quarter ended March 31, 2020
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total
	(in thousands)
Revenue
Net gains on loans held for sale at fair value	$316,635	$27,647	$344,282	$-	$344,282
Loan origination fees	57,571	-	57,571	-	57,571
Fulfillment fees from PMT	41,940	-	41,940	-	41,940
Net loan servicing fees	-	257,808	257,808	-	257,808
Management fees	-	-	-	9,055	9,055
Net interest income (expense):
Interest income	26,585	45,979	72,564	-	72,564
Interest expense	20,157	41,346	61,503	9	61,512
	6,428	4,633	11,061	(9)	11,052
Other	(10)	(680)	(690)	807	117
Total net revenue	422,564	289,408	711,972	9,853	721,825
Expenses	182,433	118,566	300,999	6,096	307,095
Pretax income	$240,131	$170,842	$410,973	$3,757	$414,730

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, fulfillment services on behalf of PMT and direct lending through the consumer direct and broker direct channels, including the underwriting and acquisition of loans from correspondent sellers on a non-delegated basis.

PennyMac Financial’s loan production activity for the quarter totaled $35.4 billion in UPB, $19.2 billion of which was for its own account, and $16.2 billion of which was fee-based fulfillment activity for PMT. Correspondent government and direct lending IRLCs totaled $24.8 billion in UPB, up 6 percent from the prior quarter and 138 percent from the first quarter of 2019.

Production segment pretax income was $240.1 million, up 18 percent from the prior quarter and 411 percent from the first quarter of 2019. Production revenue totaled $422.6 million, up 20 percent from the prior quarter and 227 percent from the first quarter of 2019. The quarter-over-quarter increase was driven by an $88.9 million increase in net gains on loans held for sale driven by record volumes in the direct lending channels and elevated margins across all channels.

The components of net gains on loans held for sale are detailed in the following table:

	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Receipt of MSRs in loan sale transactions	$275,739	$328,182	$114,957
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(3,308)	(2,624)	(1,123)
(Provision) Reversal of liability for representations and warranties, net	(2,036)	(1,583)	3,143
Cash investment (1)	70,315	4,694	(23,023)
Fair value changes of pipeline, inventory and hedges	3,572	(71,182)	(9,178)
Net gains on mortgage loans held for sale	$344,282	$257,487	$84,776
Net gains on mortgage loans held for sale by segment:
Production	$316,635	$227,751	$66,721
Servicing	$27,647	$29,736	$18,055

(1) Net of cash hedging results

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT from non-affiliates in its correspondent production business. These services include, but are not limited to, marketing, relationship management, correspondent seller approval and monitoring, loan file review, underwriting, pricing, hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.

Fees earned from the fulfillment of correspondent loans on behalf of PMT totaled $41.9 million in the first quarter, down 28 percent from the prior quarter and up 52 percent from the first quarter of 2019. The quarter-over-quarter decrease in fulfillment fee revenue was driven primarily by a 21 percent decrease in acquisition volumes by PMT and a decrease in the weighted average fulfillment fee rate to 26 basis points from 28 basis points in the prior quarter.

Net interest income totaled $6.4 million, up from $2.9 million in the prior quarter and down from $10.5 million in the first quarter of 2019. Net interest income in the first quarter of 2019 included incentives totaling $9.3 million, which the Company was entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfied certain consumer relief characteristics. There were no consumer relief incentives in the first quarter of 2020.

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Production segment expenses were $182.4 million, up 22 percent from the prior quarter and 122 percent from the first quarter of 2019 as a result of the increase in volumes.

Servicing Segment

Servicing includes income from owned MSRs, subservicing and special servicing activities. Servicing segment pretax income was $170.8 million, versus a pretax loss of $5.1 million in the prior quarter and pretax income of $11.2 million in the first quarter of 2019. Servicing segment revenues totaled $289.4 million, up 131 percent from the prior quarter and 164 percent from the first quarter of 2019 driven by net valuation-related gains versus losses in the prior periods.

Net loan servicing fees totaled $257.8 million and included $241.9 million in servicing fees reduced by $114.9 million from the realization of MSR cash flows. Net valuation-related gains totaled $130.8 million, and included hedging gains of $1.0 billion and a $14.5 million change in the fair value of the excess servicing spread liability partially offset by MSR fair value losses of $920.3 million. The MSR fair value losses primarily resulted from expectations for increased prepayment activity in the future as a result of lower interest rates in the first quarter combined with expected higher expected cost to service loans due to increases in delinquencies and increased returns demanded by market participants.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Loan servicing fees (1)	$241,929	$234,871	$199,377
Changes in fair value of MSRs and MSLs resulting from:
Realization of cash flows	(114,919)	(113,102)	(92,475)
Change in fair value inputs	(920,294)	160,611	(164,939)
Change in fair value of excess servicing spread financing	14,522	(2,263)	4,051
Hedging gains(losses)	1,036,570	(192,386)	134,557
Net change in fair value of MSRs and MSLs	15,879	(147,140)	(118,806)
Net loan servicing fees	$257,808	$87,731	$80,571

(1) Includes contractually-specified servicing fees

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Servicing segment revenue also included $27.6 million in net gains on loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared to $29.7 million in the prior quarter and $18.1 million in the first quarter of 2019. These loans were previously purchased out of Ginnie Mae securitizations as early buyout (EBO) loans and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications. Net interest income totaled $4.6 million, down from $8.0 million in the prior quarter and $10.3 million in the first quarter of 2019. Interest income decreased by $3.4 million from the prior quarter, primarily driven by lower income related to custodial deposit balances as earnings rates declined. Interest expense was essentially unchanged from the prior quarter.

Servicing segment expenses totaled $118.6 million, down 9 percent from the prior quarter driven by a full quarter of cost savings related to Servicing Systems Environment (SSE), the Company’s proprietary, cloud-based servicing platform, partially offset by seasonally higher expenses related to payroll taxes and benefits.

The total servicing portfolio grew to $384.2 billion in UPB at March 31, 2020, an increase of 4 percent from December 31, 2019 and 18 percent from March 31, 2019, driven primarily by the Company’s loan production activities. PennyMac Financial subservices and conducts special servicing for $144.8 billion in UPB, an increase of 7 percent from December 31, 2019 and 43 percent from March 31, 2019. PennyMac Financial’s owned MSR portfolio grew to $239.4 billion in UPB, an increase of 3 percent from December 31, 2019 and 7 percent from March 31, 2019.

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The table below details PennyMac Financial’s servicing portfolio UPB:

	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Prime servicing:
Owned
Mortgage servicing rights
Originated	$173,171,678	$166,188,825	$147,987,738
Acquisitions	58,312,483	59,598,279	71,846,623
	231,484,161	225,787,104	219,834,361
Mortgage servicing liabilities	2,635,734	2,758,454	1,000,403
Loans held for sale	5,276,688	4,724,006	2,573,121
	239,396,583	233,269,564	223,407,885
Subserviced for PMT	144,734,874	135,288,944	100,939,297
Total prime servicing	384,131,457	368,558,508	324,347,182
Special servicing - subserviced for PMT	95,169	125,724	348,131
Total loans serviced	$384,226,626	$368,684,232	$324,695,313

Loans serviced:
Owned
Mortgage servicing rights	$231,484,161	$225,787,104	$219,834,361
Mortgage servicing liabilities	2,635,734	2,758,454	1,000,403
Loans held for sale	5,276,688	4,724,006	2,573,121
	239,396,583	233,269,564	223,407,885
Subserviced	144,830,043	135,414,668	101,287,428
Total loans serviced	$384,226,626	$368,684,232	$324,695,313

Investment Management Segment

PennyMac Financial manages PMT for which it earns base management fees and may earn incentive compensation. Net AUM were $1.8 billion as of March 31, 2020, down 26 percent from December 31, 2019, due to a reduction in PMT’s shareholders’ equity driven by significant non-cash fair value losses on its government-sponsored enterprise (GSE) credit risk transfer (CRT) investments.

Pretax income for the Investment Management segment was $3.8 million, down from $5.2 million in the prior quarter and up from $2.1 million in the first quarter of 2019. Management fees, which include base management and performance incentive fees from PMT, decreased 12 percent from the prior quarter and increased 25 percent from the first quarter of 2019. Base management fees were $9.1 million, up from $8.4 million in the prior quarter and $6.1 million in the first quarter of 2019. Average AUM was up for the quarter, however as of March 31 ,2020, AUM declined 26 percent from December 31, 2019 due to significant non-cash fair value losses on PMT’s investments in GSE CRT. Performance-based incentive fees were not earned in the first quarter and are not expected to be earned for some time.

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The following table presents a breakdown of management fees:

	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands)
Management fees:
PennyMac Mortgage Investment Trust
Base	$9,055	$8,441	$6,109
Performance incentive	-	1,873	1,139
Total management fees	$9,055	$10,314	$7,248

Net assets of PennyMac Mortgage Investment Trust	$1,823,368	$2,450,916	$1,727,589

Investment Management segment expenses totaled $6.1 million, down 7 percent from the prior quarter and 9 percent from the first quarter of 2019.

Consolidated Expenses

Total expenses were $307.1 million, up 7 percent from the prior quarter and 64 percent from the first quarter of 2019. The year-over-year change was primarily driven by higher volumes of activity in the Production segment.

***

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Time) on Thursday, May 7, 2020.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market. Additional information about PennyMac Financial Services, Inc. is available at ir.pennymacfinancial.com.

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This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, the recently completed corporate reorganization, the expected benefits and market and financial impact of the reorganization and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: our exposure to risks of loss and disruptions in operations resulting from adverse weather conditions, man-made or natural disasters, climate change and pandemics such as COVID-19; the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government-sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; expected discontinuation of LIBOR; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third-party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or investment strategies or expansion of existing business activities or investment strategies; our ability to detect misconduct and fraud; our ability to mitigate cybersecurity risks and cyber incidents; our ability to pay dividends to our stockholders; and our organizational structure and certain requirements in our charter documents. You should not place undue reliance on any forward- looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

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PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands, except share amounts)
ASSETS
Cash	$878,826	$188,291	$144,266
Short-term investments at fair value	1,884	74,611	149,372
Loans held for sale at fair value	5,541,987	4,912,953	2,668,929
Assets purchased from PennyMac Mortgage Investment Trust under agreements to resell pledged to creditors	99,766	107,512	125,929
Derivative assets	433,211	159,686	121,153
Servicing advances, net	299,550	331,169	284,230
Investment in PennyMac Mortgage Investment Trust at fair value	797	1,672	1,553
Mortgage servicing rights	2,193,697	2,926,790	2,905,090
Real estate acquired in settlement of loans	20,197	20,326	1,690
Operating lease right-of-use assets	71,639	73,090	56,239
Furniture, fixtures, equipment and building improvements, net	29,177	30,480	33,423
Capitalized software, net	74,183	63,130	45,416
Receivable from PennyMac Mortgage Investment Trust	56,223	48,159	29,951
Loans eligible for repurchase	980,618	1,046,527	1,094,702
Other	209,378	219,621	157,057
Total assets	$10,891,133	$10,204,017	$7,819,000

LIABILITIES
Assets sold under agreements to repurchase	$4,444,545	$4,141,053	$2,151,938
Mortgage loan participation and sale agreements	528,750	497,948	547,879
Notes payable secured by mortgage servicing assets	1,294,514	1,294,070	1,292,736
Obligations under capital lease	18,145	20,810	5,091
Excess servicing spread financing payable to PennyMac Mortgage Investment Trust at fair value	157,109	178,586	205,081
Derivative liabilities	43,152	22,330	17,838
Operating lease liabilities	89,829	91,320	76,373
Mortgage servicing liabilities at fair value	29,761	29,140	7,844
Accounts payable and accrued expenses	198,897	175,273	162,677
Payable to PennyMac Mortgage Investment Trust	59,281	73,280	76,494
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	46,158	46,158	46,537
Income taxes payable	613,043	504,569	414,636
Liability for loans eligible for repurchase	980,618	1,046,527	1,094,702
Liability for losses under representations and warranties	23,202	21,446	17,982
Total liabilities	8,527,004	8,142,510	6,117,808

STOCKHOLDERS' EQUITY
Common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding 79,190,245, 78,515,047, and 78,317,843 shares, respectively	8	8	8
Additional paid-in capital	1,341,219	1,335,107	1,311,914
Retained earnings	1,022,902	726,392	389,270
Total stockholders' equity attributable to PennyMac Financial Services, Inc. common stockholders	2,364,129	2,061,507	1,701,192
Total liabilities and stockholders’ equity	$10,891,133	$10,204,017	$7,819,000

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	March 31, 2020	December 31, 2019	March 31, 2019
	(in thousands, except earnings per share)
Revenue
Net gains on loans held for sale at fair value	$344,282	$257,487	$84,776
Loan origination fees	57,571	63,868	23,930
Fulfillment fees from PennyMac Mortgage Investment Trust	41,940	58,297	27,574
Net loan servicing fees:
Loan servicing fees	241,929	234,871	199,377
Change in fair value of mortgage servicing rights, mortgage servicing liabilities and excess servicing spread financing, net of hedging results	15,879	(147,140)	(118,806)
Net loan servicing fees	257,808	87,731	80,571
Net interest income:
Interest income	72,564	76,015	58,333
Interest expense	61,512	65,132	37,543
	11,052	10,883	20,790
Management fees from PennyMac Mortgage Investment Trust	9,055	10,314	7,248
Change in fair value of investment in and dividends received from PennyMac Mortgage Investment Trust	(857)	39	192
Results of real estate acquired in settlement of loans	(707)	(648)	274
Other	1,681	2,404	2,350
Total net revenue	721,825	490,375	247,705
Expenses
Compensation	168,436	141,009	106,600
Loan origination	46,004	44,919	14,497
Servicing	42,166	57,487	30,293
Technology	19,107	15,515	15,966
Professional services	13,404	10,983	5,881
Occupancy and equipment	8,038	7,841	6,776
Other	9,940	9,255	7,401
Total expenses	307,095	287,009	187,414
Income before provision for income taxes	414,730	203,366	60,291
Provision for income taxes	108,487	50,705	14,156
Net income	$306,243	$152,661	$46,135

Earnings per share
Basic	$3.89	$1.95	$0.59
Diluted	$3.73	$1.88	$0.58
Weighted-average common shares outstanding
Basic	78,689	78,466	77,653
Diluted	82,008	81,076	79,286